EXHIBIT 99.1

CARS Reports Third Quarter 2020 Results

Dealer Customer Growth and Accelerated Adoption of Digital Solutions

Double-Digit Traffic Increase

Strong Year-Over-Year Growth in Operating Cash Flow

CHICAGO, November 9, 2020 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the quarter ended September 30, 2020.

Q3 Financial Highlights

●	Revenue of $144.4 million, down $7.7 million, or 5% year over year
●

GAAP Net Loss of $12.3 million, or $0.18 per diluted share, compared to GAAP Net Loss of $426.2 million, or $6.38 per diluted share in the prior-year period.  The prior year GAAP net loss included a Goodwill and Intangible impairment charge of $431.3 million, net of tax

●	Adjusted Net Income of $34.6 million, or $0.50 per diluted share, compared to Adjusted Net Income of $21.3 million, or $0.32 per diluted share in the prior-year period
●	Adjusted EBITDA of $49.0 million, or 34% of Revenue, up $3.1 million, or 7% year over year
●	Net cash provided by operating activities of $96.9 million for the nine months ended September 30, 2020 up 20% compared to the prior year period
●	Free Cash Flow of $84.3 million for the nine months ended September 30, 2020, up 29% compared to the prior year period
●	$43.8 million of cash and cash equivalents and total liquidity of $258.8 million, including availability under our revolving credit facility, as of September 30, 2020

Q3 Key Metrics Highlights

●	Average Monthly Unique Visitors of 25.3 million, up 10% year over year
●	Traffic (visits) of 158.8 million, up 10% year over year
●	Dealer Customers grew to 18,130 at September 30, 2020 from 18,033 at June 30, 2020 and included growth in both marketplace and solutions only customers
●	Monthly average revenue per dealer (“ARPD”) was $2,183, rebounding to pre-COVID levels and up slightly compared to the prior-year period

Operational Highlights

●	Continued robust organic traffic and lead generation leading to strong dealer retention and growth
●	Strong growth and increased penetration of Conversations, Online Shopper, and FUEL solutions leading to ARPD growth
●	Dealer Inspire remains on track to launch half of the contracted GM websites in 2020

●	In October 2020, refinanced our debt facilities on favorable terms extending maturity dates from 2022 to 2025 for the credit facility and 2028 for the new senior unsecured notes

“Revenue rebounded sequentially with meaningful growth in ARPD and increased dealer customers as dealers are more rapidly adopting digital solutions in response to accelerated consumer demand because of the COVID pandemic. The launch of new dealer websites, and further growth and penetration of our FUEL, Online Shopper, and Conversations solutions, are driving growth in both ARPD and dealer count which will allow us to start 2021 with strong momentum,” said Alex Vetter, President and Chief Executive Officer of CARS.

Q3 Results

Revenue for the third quarter of 2020 was $144.4 million, compared to $152.1 million in the prior-year period. The decrease was primarily due to a decline in National Advertising revenue and lower dealer count, largely COVID related, partially offset by continued growth in solutions revenue compared with the prior-year period.

Total operating expenses for the third quarter of 2020 were $125.3 million, 9% lower than the prior-year period when excluding a $461.5 million Goodwill and intangible asset impairment charge in that period. The decrease in Total Operating Expenses compared to the prior year period is primarily due to reduced marketing spending and the cessation of our Affiliate Revenue Share expense in the second quarter.

Net loss for the third quarter of 2020 was $12.3 million, or $0.18 per diluted share, compared to Net loss of $426.2 million, or $6.38 per diluted share, in the third quarter of 2019.  The Net loss is primarily due to an approximately $30.9 million non-cash charge for the correction of an error related to the calculation of the valuation allowance for income taxes established in connection with an impairment recorded during the three months ended March 31, 2020. Net loss in the third quarter of 2019 included a Goodwill and Intangible asset impairment charge of $431.3 million, net of tax. Adjusted Net Income for the third quarter of 2020 was $34.6 million, or $0.50 per diluted share, compared to $21.3 million, or $0.32 per diluted share, in the third quarter of 2019.

Adjusted EBITDA for the third quarter of 2020 was $49.0 million, or 34% of revenue, an increase of 7% compared to $45.9 million, or 30% of revenue, for the prior-year period. The increase in Adjusted EBITDA is primarily due to reduced expenses, largely attributable to a prudent level of marketing spend in a period of strong organic traffic growth and the cessation of our Affiliate Revenue Share expense in the second quarter.  In the fourth quarter, we expect to increase marketing and product innovation spend as we shift to more normalized levels of investment, which we expect to drive long-term growth. We expect Q4 Adjusted EBITDA to be higher on a YoY basis with Adjusted EBITDA margin between 28-31%.

For the third quarter, Average Monthly Unique Visitors and Traffic grew 10% year over year. Organic Traffic was 76% of total Traffic compared to 71% in the prior year period. Mobile traffic grew 11% year over year and accounted for 74% of total Traffic.

Dealer customers were 18,130 as of September 30, 2020, an increase of 1%, compared to 18,033 dealer customers at June 30, 2020.

ARPD was $2,183, snapping back to pre-COVID levels and up slightly compared to the prior-year period.

“Strong top-line trends, focused execution, and thoughtful cost discipline drove year-over-year growth in Adjusted EBITDA and free cash flow. Increased investments in the business coupled with continued growth in digital solutions will position us to exit the year with a strengthened competitive and financial position. In addition, the refinancing of our debt improves our flexibility to invest in and grow our business,” said Sonia Jain, Chief Financial Officer of CARS.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2020 was $96.9 million, compared to $80.6 million in the prior year. Free Cash Flow for the nine-month period ended September 30, 2020, was $84.3 million, compared to $65.1 million in the same period last year.

Cash and cash equivalents was $43.8 million and debt outstanding was $597.8 million as of September 30, 2020, after paying down $48.4 million in debt during the quarter. Net leverage at September 30, 2020 was 3.8x.

Q3 Earnings call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. Central Time. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until November 23, 2020.

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS companies include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com’s pure audience of in-market car shoppers, and DealerRater, a leading car dealer review and reputation management platform.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, DealerRater®, FUEL™, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share and Free Cash Flow. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under our credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliations” below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments related to derivative instruments, and (7) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA.

We define Adjusted Net Income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments related to derivative instruments, and (4) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted Net Income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

We define Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is fundamental to our business. Traffic to the CARS network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Visits refers to the number of times visitors accessed CARS properties during the period, no matter how many visitors make up those visits. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach in-market car shoppers is attractive to our dealer customers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of our mobile apps on an individual device. If a visitor accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts towards the number of UVs. UVs do not include Dealer Inspire UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer (“ARPD”). We believe our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the monthly average number of direct dealer customers during the same period.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the impact of the COVID-19 pandemic on our industry, our dealer customers and our results of operations, our business strategies, strategic alternatives, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity, including expense reduction and draws from our revolving credit facility, and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission, available on our website at

investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Kamal Hamid

khamid@cars.com

312.601.5110

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

Source: Cars.com Inc.

###

Cars.com Inc.
Consolidated Statements of Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Direct	$123,955	$122,878	$332,558	$349,162
National advertising	17,753	20,161	53,167	59,752
Other	2,684	3,642	8,770	11,215
Retail	144,392	146,681	394,495	420,129
Wholesale	—	5,409	—	34,366
Total revenue	144,392	152,090	394,495	454,495
Operating expenses:
Cost of revenue and operations	25,434	25,089	74,376	74,987
Product and technology	15,455	14,923	42,359	48,125
Marketing and sales	45,776	50,789	132,734	164,872
General and administrative	13,289	13,414	43,866	59,265
Affiliate revenue share	—	5,158	10,970	9,788
Depreciation and amortization	25,375	28,970	87,529	86,761
Goodwill and intangible asset impairment	—	461,463	905,885	461,463
Total operating expenses	125,329	599,806	1,297,719	905,261
Operating income (loss)	19,063	(447,716)	(903,224)	(450,766)
Nonoperating expense:
Interest expense, net	(10,779)	(7,712)	(26,229)	(22,989)
Other income (expense), net	1,957	1,402	(6,987)	1,530
Total nonoperating expense, net	(8,822)	(6,310)	(33,216)	(21,459)
Income (loss) before income taxes	10,241	(454,026)	(936,440)	(472,225)
Income tax expense (benefit)	22,502	(27,869)	(112,101)	(31,011)
Net loss	$(12,261)	$(426,157)	$(824,339)	$(441,214)
Weighted-average common shares outstanding:
Basic	67,295	66,769	67,163	67,043
Diluted	67,295	66,769	67,163	67,043
Loss per share:
Basic	$(0.18)	$(6.38)	$(12.27)	$(6.58)
Diluted	(0.18)	(6.38)	(12.27)	(6.58)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$43,769	$13,549
Accounts receivable, net	89,094	101,762
Prepaid expenses	10,615	6,526
Other current assets	10,571	603
Total current assets	154,049	122,440
Property and equipment, net	41,072	43,696
Goodwill	—	505,885
Intangible assets, net	857,055	1,329,499
Investments and other assets	16,274	26,471
Total assets	$1,068,450	$2,027,991
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$19,896	$12,431
Accrued compensation	16,949	16,738
Current portion of long-term debt	32,654	31,391
Other accrued liabilities	43,377	38,246
Total current liabilities	112,876	98,806
Noncurrent liabilities:
Long-term debt	558,720	611,277
Deferred tax liability	30,865	132,996
Other noncurrent liabilities	43,616	43,844
Total noncurrent liabilities	633,201	788,117
Total liabilities	746,077	886,923
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 67,206 and 66,764 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	672	668
Additional paid-in capital	1,525,114	1,515,109
Accumulated deficit	(1,191,406)	(367,067)
Accumulated other comprehensive loss	(12,007)	(7,642)
Total stockholders' equity	322,373	1,141,068
Total liabilities and stockholders' equity	$1,068,450	$2,027,991

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(824,339)	$(441,214)
Adjustments to reconcile Net loss to Net cash provided by operating activities:
Depreciation	15,085	13,427
Amortization of intangible assets	72,444	73,334
Amortization of unfavorable contracts liability	—	(18,885)
Goodwill and intangible asset impairment	905,885	461,463
Impairment of non-marketable security	9,447	—
Unrealized gain on interest rate swap	(2,482)	—
Amortization of accumulated other comprehensive loss on interest rate swap	2,101	—
Stock-based compensation	10,338	5,258
Deferred income taxes	(102,199)	(52,741)
Provision for doubtful accounts	3,854	3,844
Amortization of debt issuance costs	2,420	959
Other, net	121	411
Changes in operating assets and liabilities:
Accounts receivable	8,814	3,295
Prepaid expenses	(4,089)	1,672
Other current assets	(9,968)	9,992
Other assets	819	(16,517)
Accounts payable	7,465	(5,363)
Accrued compensation	211	(2,233)
Other accrued liabilities	4,349	28,627
Other noncurrent liabilities	(3,410)	15,221
Net cash provided by operating activities	96,866	80,550
Cash flows from investing activities:
Purchase of property and equipment	(12,603)	(15,409)
Other, net	—	(599)
Net cash used in investing activities	(12,603)	(16,008)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	165,000	10,000
Payments of debt issuance costs and other fees	(3,402)	—
Payments of long-term debt	(215,312)	(39,688)
Stock-based compensation plans, net	(329)	(352)
Repurchases of common stock	—	(40,000)
Other	—	(192)
Net cash used in financing activities	(54,043)	(70,232)
Net increase (decrease) in cash and cash equivalents	30,220	(5,690)
Cash and cash equivalents at beginning of period	13,549	25,463
Cash and cash equivalents at end of period	$43,769	$19,773
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$478	$168
Cash paid for interest	21,512	22,413

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of Net loss to Adjusted EBITDA

Net loss	$(12,261)	$(426,157)	$(824,339)	$(441,214)
Interest expense, net	10,779	7,712	26,229	22,989
Income tax expense (benefit)	22,502	(27,869)	(112,101)	(31,011)
Depreciation and amortization	25,375	28,970	87,529	86,761
Goodwill and intangible asset impairment	—	461,463	905,885	461,463
Stock-based compensation	4,189	(1,160)	10,476	5,404
Write-off of long-lived assets and other	2	(111)	9,580	529
Severance, transformation and other exit costs	289	2,114	6,457	9,625
Transaction-related costs	59	—	176	4,623
Costs associated with the stockholder activist campaign	—	905	—	8,825
Unrealized gain on interest rate swap	(1,924)	—	(2,482)	—
Adjusted EBITDA*	$49,010	$45,867	$107,410	$127,994

Reconciliation of Net loss to Adjusted net income

Net loss	$(12,261)	$(426,157)	$(824,339)	$(441,214)
Amortization of intangible assets	21,889	24,621	72,444	73,334
Goodwill and intangible asset impairment	—	461,463	905,885	461,463
Stock-based compensation	4,189	(1,160)	10,476	5,404
Write-off of long-lived assets and other	2	(111)	9,580	529
Severance, transformation and other exit costs	289	2,114	6,457	9,625
Transaction-related costs	59	—	176	4,623
Costs associated with the stockholder activist campaign	—	905	—	8,825
Unrealized gain on interest rate swap	(1,924)	—	(2,482)	—
Tax impact of adjustments	22,323	(40,347)	(113,903)	(60,565)
Adjusted net income*	$34,566	$21,328	$64,294	$62,024
Adjusted net income per share, diluted	$0.50	$0.32	$0.94	$0.92
Weighted-average common shares outstanding, diluted**	68,903	66,935	68,147	67,395

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$39,237	$29,795	$96,866	$80,550
Purchase of property and equipment	(3,878)	(6,055)	(12,603)	(15,409)
Free cash flow	$35,359	$23,740	$84,263	$65,141

* There was no unfavorable contract liability amortization during 2020 as it was fully amortized as of September 30, 2019. Additionally for 2019, amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.

** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three and nine months ended September 30, 2020 and September 30, 2019.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended September 30, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$25,434	$—	$(165)	$25,269
Product and technology	15,455	—	(943)	14,512
Marketing and sales	45,776	—	(1,010)	44,766
General and administrative	13,289	(350)	(2,071)	10,868
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,375	—	—	25,375
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$125,329	$(350)	$(4,189)	$120,790

Total nonoperating expense, net	$(8,822)	$—	$—	$(8,822)

(1) Includes severance, transformation and other exit costs, transaction-related costs, and write-off of long-lived assets and other.

Expense category for the Three Months Ended September 30, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$25,089	$—	$79	$25,168
Product and technology	14,923	—	893	15,816
Marketing and sales	50,789	—	(172)	50,617
General and administrative	13,414	(4,308)	360	9,466
Affiliate revenue share	5,158	—	—	5,158
Depreciation and amortization	28,970	—	—	28,970
Goodwill and intangible asset impairment	461,463	(461,463)	—	—
Total operating expenses	$599,806	$(465,771)	$1,160	$135,195

Total nonoperating expense, net	$(6,310)	$(1,400)	$—	$(7,710)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs and costs associated with the stockholder activist campaign.

Expense category for the Nine Months Ended September 30, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$74,376	$—	$(366)	$74,010
Product and technology	42,359	—	(2,430)	39,929
Marketing and sales	132,734	—	(2,489)	130,245
General and administrative	43,866	(6,766)	(5,191)	31,909
Affiliate revenue share	10,970	—	—	10,970
Depreciation and amortization	87,529	—	—	87,529
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,297,719	$(912,651)	$(10,476)	$374,592

Total nonoperating expense, net	$(33,216)	$9,447	$—	$(23,769)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, and transaction-related costs.

Expense category for the Nine Months Ended September 30, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$74,987	$—	$(68)	$74,919
Product and technology	48,125	—	(658)	47,467
Marketing and sales	164,872	—	(1,170)	163,702
General and administrative	59,265	(25,002)	(3,508)	30,755
Affiliate revenue share	9,788	—	—	9,788
Depreciation and amortization	86,761	—	—	86,761
Goodwill and intangible asset impairment	461,463	(461,463)	—	—
Total operating expenses	$905,261	$(486,465)	$(5,404)	$413,392

Total nonoperating expense, net	$(21,459)	$(1,400)	$—	$(22,859)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, costs associated with the stockholder activist campaign and transaction-related costs.